SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                             (AMENDMENT NO. ______)


                          PONCA ACQUISITION CORPORATION
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                 NOT APPLICABLE
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                                 (CUSIP Number)


                                FEBRUARY 24, 2002
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             (Date of event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        Rule 13d-1(b)
      x Rule 13d-1(c)
        Rule 13d-1(d)

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                                  SCHEDULE 13G

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      CUSIP NO.                                                      PAGE 2 OF 4
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       NAME OF REPORTING PERSONS            BASEBALL CATHEDRAL LLC.
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    1
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       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)[ ]   (b)[ ]
    2

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       SEC USE ONLY
    3
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       CITIZENSHIP OR PLACE OF ORGANIZATION                  Delaware
    4
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                             SOLE VOTING POWER                         57,000
                         5
                         ----------------------------------------------------
                             SHARED VOTING POWER                            0
        NUMBER OF        6
          SHARES         ----------------------------------------------------
       BENEFICIALLY          SOLE DISPOSITIVE POWER                    57,000
        OWNED BY         7
           EACH          ----------------------------------------------------
        REPORTING            SHARED DISPOSITIVE POWER                       0
       PERSON WITH       8
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       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    57,000
   9
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       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES EACH
       CERTAIN SHARES                                                     [ ]
   10
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       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.4%
   11
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       TYPE OF REPORTING PERSON              OO
   12
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                                                                     PAGE 3 OF 3

ITEM 1(A).         NAME OF ISSUER:
                   PONCA ACQUISITION CORPORATION


ITEM 1(B).         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                   PONCA ACQUISITION CORPORATION
                   5 WICKS LANE
                   WILTON, CONNECTICUT  06897

ITEM 2(A).         NAME OF PERSONS FILING:
                   BASEBALL CATHEDRAL, LLC

ITEM 2(B).         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                   6435 Muirlands Drive
                   LaJolla, CA  92037

ITEM 2(C).         CITIZENSHIP:
                   Delaware limited Liability Company

ITEM 2(D).         TITLE OF CLASS OF SECURITIES:
                   Common Stock

ITEM 2(E).         CUSIP NUMBER:
                   None

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

         (a) _ Broker or Dealer registered under Section 15 of the Exchange Act.

         (b) _ Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) _ Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d) _ Investment company registered under Section 8 of the Investment Company Act.

         (e) _ An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E).

         (f) _ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

         (g) _ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

         (h) _ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

         (i) _ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

         (j) _ Group, in accordance with Rule 13d-1(b)(l)(ii)(J).

               Not Applicable. This Schedule 13G is filed pursuant to Rule 13d-1(c).

ITEM 4.   OWNERSHIP

(a) Amount beneficially owned: 57,000 shares of Common Stock

(b) Percent of class: 11.4%

(c) Number of shares as to which such person has: 57,000

    (i)     Sole power to vote or to direct the vote                     57,000
    (ii)    Shared power to vote or direct the vote                      0
    (iii)   Sole power to dispose or to direct the disposition of        57,000
    (iv)   Shared power to dispose or to direct the disposition of       0

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                                                                     PAGE 4 OF 4

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY, WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.
                Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP.
                Not Applicable.

ITEM 10.  CERTIFICATIONS.
                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 9, 2002                   Baseball CathedralLLC
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                                          By:   Linda Nye, Manager
                                                ------------------
                                          Name: Linda Nye, Manager